Exhibit 99.2

STEPHEN RUSSELL TELECONFERENCE WITH
CELADON GROUP ON
MONDAY, AUGUST 2, 2010

Operator: Good day, ladies and gentlemen. Welcome to the quarter four 2010 Celadon Group earnings conference call. My name is Keith and I will be your operator for today. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Stephen Russell, Chairman and CEO. Please proceed, sir.

Stephen Russell:  Thank you very much, Keith. Welcome to the fourth-quarter 2010 press release teleconference. I'm joined here in Indianapolis by Paul Will, our Vice Chairman and CFO; Chris Hines, our President and COO: and Jon Russell, our Executive VP in charge of Non-Asset Based Businesses.

I would like to remind you that my comments and those of others representing Celadon may contain certain forward-looking statements which are subject to risks and uncertainties. Our SEC filings contain additional information about factors that could cause actual results to differ from management expectations.

From a $0.01 profit per share in the June 2009 quarter, our results improved to a $0.12 per share profit to the tune of 2010 quarter. On the positive side, miles per truck in the quarter increased by 8% compared with June of '09. Revenue per truck -- per tractor increased from $2344 to $2594 or 10.6%.

Although not yet back to the levels obtained in '06, we did achieve meaningful growth compared to '09 as a result of the addition of a number of new customers and the growth in trade between the US and Mexico. This pick up in utilization accounted for about $0.10 per share in better earnings compared with the June '09 quarter.

Average rate per load and mile improved to about $1.44, up from $1.41 in the June quarter of 2009. This increase of actually $0.029 per mile or roughly 2% accounted for $0.05 in improved earnings per share.

The June '10 level was up about $0.04 from March '10, which was $1.40. Our average rate per loaded mile peaked in the December 2006 quarter at $1.55 per mile. Actual loaded miles run in June '10 quarter if multiplied by the spread between the '06 December quarter and our actual rate of $1.44, which is $0.114, it would have been worth an additional $0.20 earnings per share in the June '10 quarter in addition to the actual results.

The impact of cost reductions achieved including improved miles per gallon also contributed to the earnings improvement between June '09 and June '10 quarter. Offsetting these improvements was an unusual increase in insurance and claims expense of about $2 million or roughly $0.05 per share in the June '10 quarter compared with June '09 as well as March of '10. The principal factors accounting for this increase relate to higher workers comp claims and an increase in lost development for accidents. Accidents per million miles actually declined in fiscal '10 compared with fiscal '09.

The $5.8 million cost for insurance and claims compares with an historical level in the $3.7 million range. If that were to be adjusted $0.05, we would have made $0.17 in the quarter.

Non-asset based businesses improved in total although earnings declined marginally in TruckersB2B as smaller fleets have cut back on purchases and our truck brokerage business margins declined about 5% as the industry has experienced a decline in capacity. This decline in capacity in the industry of course is a key factor in enabling our trucking operations to improve further in view of the relatively low production of new trucks since 2006 when the new engine went in and new EPA requirement in 2007.

The average over-the-road truck has aged significantly in the industry. Our average truck is about 1.5 years old, among the youngest fleets of any major truckload carrier. Further, owner-operators as a percent of our trucks has increased 9% June of '09 to 15% in June of '10.

From the balance sheet standpoint, we have no bank debt and cash was at $18.8 million at the end of June 2010 compared with $9 million at the end of the March 2010 quarter and less than $1 million at the end of June 2009.

Keith, you can open the phone to questions.

Operator: (Operator Instructions) Jason Seidl, Dahlman Rose.

Stephen Russell: Hi, Jason Seidl, how are you?

Operator: Sir, your line is open. Todd Fowler, KeyBanc Capital Markets.
Todd Fowler: Good morning, everybody. Can you hear me okay? Steve, can you talk a little bit about what your expectations would be for revenue per mile as we get into the back half of the calendar year? It looks like you had a nice sequential improvement from the first quarter of about $0.04. Is that going to continue as you continue to implement new contractual rates or does that moderate at all now that you've got some new rates already into the freight base?

Stephen Russell: Basically we've done it in a way that honors our customers who honored us last year. So therefore when an existing contract expires, we have been taking rates up. So I would think that it would be in a similar fashion as we look forward.

Todd Fowler: So at this point do you have a sense of how much of your freight basically has new rates implemented and how much freight is going to have new rates implemented into let's say the next two quarters?

Stephen Russell: I would say something 20%, 25%. Do you agree with that? (multiple speakers) So we are about 20% or 25%.

Todd Fowler: Okay, so based on that it seems like there's a lot freight out there that's going to continue to reprice as we work our way through the back half of the year?

Stephen Russell: Fair assumption.

Todd Fowler: Okay, got it. And then how should we think about the size of the fleet? It looks like it was relatively constant here during the quarter. Is that going to start to inch up as we get into the back half of the year? Is that going to stay about the same? What is kind of affecting basically what the fleet size is going to be going forward?

Stephen Russell: Well, as I indicated, there has been an increase in the percent of owner-operators or at least purchase guys, so that -- there might be some increase in that area, but we are not planning to increase the asset-based part of the fleet until we -- (inaudible) more confident as to where the economy is going.

Todd Fowler: Okay, and how much flexibility do you have on the owner-operator side? How many owner-operators can you bring on?

Paul Will: This is Paul, Todd. Kind of what we are looking at is, as Steve said, we've ramped up to about 16% -- 15%, 16%. And I think we had said on previous calls that number could get to 25%. So that would mean another couple hundred trucks. We could see growth. But as Steve said, we are not going to invest in the asset side at this point in time. We are going to have some flex capacity with the owner-operators and we believe we could add those if the business is there.

But first thing we're looking at is utilization and pricing power at this point in time which I think most guys would tell you that.

Todd Fowler: Okay, got it. And then just a couple of other last ones. Maybe this is for you as well, Paul. The depreciation line item was a little bit below what we were looking for here in the quarter. Was there anything unusual going on there? Are there gains in recorded through the depreciation line item or is that a good, consistent run rate we should think about going forward?

Paul Will: There were some gains but nominal. Overall I think what we've talked about historically is as we added equipment and we had to work through the older equipment, we would see that this quarter would be down from last quarter. And I think at this point going forward, I think you have to look at depreciation and the equipment rental, those two lines, those two being defined as our total booked costs. That's down to about $15.2 million I think at the June quarter and you should see it run around the $15 million rate, maybe a tad under that on a go forward basis.

But I think we're pretty much aligned with the equipment that we're going to have and any change from a capacity standpoint would be through the use of owner-operators.

Todd Fowler: Okay, no, that's actually helpful. And what was the amount of gains during the quarter?

Paul Will: About $400,000 I believe. $0.01 this year.

Todd Fowler: Okay. And then just the last one and I will turn it over to somebody else. Any impact that we should expect here in the calendar third quarter related to what was going on in Mexico during the month of July with the [flying]?

Stephen Russell: First, throughout three weeks, almost four weeks of July were adversely impacted by the hurricane because roads were closed, access roads to Nuevo Laredo from Monterey and elsewhere. Probably something in the range of $0.02 a share is the impact, adverse impact in the month of July. It's back to normal now.

Todd Fowler: And you see what that $0.02, is that something that happens between July and you pick that back up in August or do you think that that's $0.02 that is going to be difficult to make back up for the balance of the quarter?

Stephen Russell: Only in September. Things seem -- are back to normal now.

Todd Fowler: Okay. Thanks a lot for the time. Congratulations on the improvement.

Operator: Chaz Jones.

Chaz Jones: Good morning, guys. Nice quarter. Paul, maybe a question for you. I guess given the fact that obviously no near-term fleet growth, could you give us a sense as we look at fiscal '11 what CapEx should be running? I mean obviously there's maybe some trailers or IT or something in there, but I would expect it to be a fairly low number.

Paul Will: We are looking at new CapEx. Just from a replace standpoint, I think it was in the Q is $10 million but outside of that you're only talking $2 million or $3 million for any other type stuff, IT billings, otherwise.

Chaz Jones: Okay, and that would be for fiscal '11?

Paul Will: Yes, that's correct.

Chaz Jones: Okay, great. And then one of the questions I had was just in terms of drivers, obviously we are hearing more and more about driver pressure, but is there anything near term at least in the cards or budgeting purposes in regards to driver pay inching up?

Stephen Russell: At this point, no. We -- our average length of haul, Chaz, is about 900 miles. So our drivers get more miles than someone with a 300 or 400 average mile length of haul because it takes a lot less time to do one 900-mile load than three 300-mile loads. As a consequence, our drivers make more money than the typical over-the-road carrier that's doing 400-mile length of haul or 500, whatever.

So therefore our drivers are up meaningfully from a year ago and basically we -- of course staying abreast of it, but at this point don't anticipate doing anything for some time.

Chaz Jones: When I look at the Company fleet, kind of ex-Jaguar and ex-owner-operators, that seemed like it was down quite a bit sequentially around 2500 units. I don't know if that was related to trades or anything of that nature and obviously you gave the commentary to Todd about keeping the fleet fairly flat. Is 2500 on the Company fleet ex those two items that I mentioned, is that kind of the run rate you are talking about?

Stephen Russell: Well, if you look at the average, we are down somewhat but not 2500. We were down I think 150 or something like that.

Chaz Jones: Well, no. Looking at the average Company fleet ex Jaguar and ex owner-operators, but yes, if you looked at the average total trackers and service, exactly, you are down 150 trucks sequentially. And that's what I was talking about. Is that -- call it 2875, 2900, is that a better run rate moving forward?

Stephen Russell: I think so, yes. Some of that decline didn't relate to actual ceded tractors but tractors that we were trying to sell.

Chaz Jones: Okay, and then last one, just housecleaning wise, you did mention that B2B was down a little bit on the operating income side. Do you have that operating income number handy?

Stephen Russell: Jon?

Jon Russell: 278,000.

Stephen Russell: Compared to what a year ago?

Jon Russell: Compared to 333,000 a year ago and down from 289,000 in March.

Stephen Russell: That's thousands of dollars. Not a significant impact, but it was down.

Chaz Jones: Okay, great. Well, I appreciate the time, guys. Good luck in the third quarter.

Operator: [Mike Bondistal], Stifel Nicolaus.

Mike Bondistal: Thanks and good morning. I had a question just on July. Kind of excluding the impact of the hurricane in Mexico. If you could talk about if demand has been kind of flat with May and June or if it has kind of trended down a little bit like we've seen in some of the economic data?

Stephen Russell: It has been flat. It has not trended down.

Mike Bondistal: Okay, that's good to hear. And then you mentioned in your press release you have broadened your customer base a bit. I was just wondering if you could talk about where some of those customers were coming from, maybe what industry?

Stephen Russell: Chris?

Chris Hines: Really consumer nondurables for the most part. You were looking for a vertical.

Mike Bondistal: Okay, maybe one for Paul. The purchase transportation costs, it looked like it was up significantly. I realize part of that is from the brokerage area and just trying to back out what the fuel impact was. How much of the increase in purchase transportation cost was an increase in fuel costs?

Paul Will: We don't have that broken out in the face, obviously as Steve said, our increase in owner-operators is the biggest component to that increase but you are right, there's also -- fuel is a point in there.

Stephen Russell: Fuel prices were up about $0.70 a gallon, so -- but I think the net impact because of the fuel mpg improvement was maybe $0.02 negative or something like that, $0.01 negative. Just the total overall (multiple speakers)

Mike Bondistal: Okay, that's helpful. Then maybe just one last one. You talk in your press release about Mexican manufacturing starting to get a little more attractive kind of on a global stage. I was just wondering -- I was always thinking about this as being sort of for high-value goods, white goods, durable goods things of that nature. Do you have any examples of maybe lower value goods that are starting to be manufactured in Mexico that you are seeing from customers?

Stephen Russell: Mexico really doesn't make the consumer T-shirts and shorts and things like that. That's still being made in China, although certainly Mexico has become much more competitive with China because of the devaluation of the peso over the past year. It's now at roughly $0.078 -- in other words $0.078 compared to a $0.10 level a year and a half ago, whereas if anything, the yuan or the renminbi is having more likely strengthening effect. So is it possible that that will start? It is possible. But most of it has been consumer nondurables, washing machines, dryers, TVs, things like that. Although certainly car production is -- the fee audits can be built in Toluca, which was being built in Italy, so it's having impact in a lot of areas.

Mike Bondistal: Okay, great. Thanks for the time.

Operator: Barry Haimes, Sage Asset Management.

Barry Haimes: Good morning, guys. I had three questions. First one, so if roughly 20% to 25% of the book has been repriced, could you give us a rough feel for -- if $1.44 was the average rate in the quarter, where is the repriced book relative to that? Then where is the portion of your book that isn't repriced? So the $1.44 is obviously an average of the two buckets, but I was wondering if you could give us a little flavor for the repriced bucket rate versus the unrepriced rate? Thanks.

Stephen Russell: Could you say the average rate increases probably -- what would you say, Chris, 10% to 12%? 13%?

Chris Hines: 10%.

Stephen Russell: Yes, and the reality is if the rate went back to where it was in December and September quarters of '06, that was basically $1.55 versus the $1.40 -- say the $1.40 level that it was in the March quarter. That's roughly 10% or 11% and that's very significant from a financial standpoint.

Barry Haimes: Got it, thank you. And then the second question I had was it wasn't 100% clear to me the extra $0.05 a share for the workers comp and the accident as to whether that was all nonrecurring and we should expect those numbers to go back to normal in the following quarters or whether any of that could be recurring?

Stephen Russell: If you look at the average, it's generally been in the 3.7, 3.8 kind of level. Could it be 3.9? Yes. Could it be 3.8, 3.7? The answer is this was very unusual.
Barry Haimes: Got it, okay. And then my third question is you sometimes get a window from your B2B business in terms of how many trucking companies are leaving the business and do you have any update for us on just as you look at your -- that part of your business? Thanks.

Jon Russell: Sure, we saw in this past quarter slightly over 500 of our members become inactive -- it's Jon Russell. We can't tell again why they are going inactive. It could be they are shutting their doors, could be being purchased, could be as simple as a check coming back. But in our membership, we sell 513 fleet come inactive this past quarter. That compares to about 610 last June quarter, so it is a decelerating departure rate. And that compares to over 800 in the September quarter of '09, which was our peak.

So we are still seeing more than our normal. Historically our average is just under 400 fleets, so it's still a higher departure rate than standard. But it is decreasing in terms of rate.

Barry Haimes: And just what was the March quarter, if you have that number -- sequential?

Jon Russell: The March quarter was 540.

Barry Haimes: Great, thanks guys.

Operator: Thom Albrecht, BBT.

Thom Albrecht: Can you hear me? I'm in an airport, so it's a little bit noisy.

Stephen Russell: Yes, we can.

Thom Albrecht: Paul, I wanted to make sure on the depreciation versus rents comment, even though you are not adding company assets, you are generally still in a mode of owning more versus operating leases. So as we look at the two line items, depreciation probably over the longer-term rises a little bit even if rents come in a little bit. Is that the right way?

Paul Will: That's correct. That's exactly right.

Thom Albrecht: All right, and then, Steve, I know you talked a little bit about ex the hurricane. July was basically flat with May and June, but I missed your opening comments. I've heard the entire Q&A. Can you just give us a little bit more flavor as to what kind of a crescendo the business built April, May, June, and then also just a little bit more color here on July, early August, because there seems to be so many sets of mixed anecdotes as well as mixed data points.

Stephen Russell: Yes, on a macro sense, Tom, I've never seen demand as strong as it is versus supply. And I think that what we are seeing in the industry is a major reduction in capacity, which has therefore created very strong demand versus supply. That strength has continued -- it was basically sort of began in March, if you will, but then accelerated and July has continued strong as has August. So we don't see any negative on that score. Is that clear, Tom?

Thom Albrecht: Okay, that's all I had. Thank you.

Operator: Ed Wolfe, Wolfe Trahan.

Ed Wolfe: Good morning. Steve, just more clarity on those trends. Can you break it out by April, May, June, and July that the $[1.436], can you take a look at revenue per 100 weight -- revenue per load and mile net of fuel and just kind of give us the sequential pattern of how that has improved throughout the quarter?

Stephen Russell: Well, by definition it improves because in April you are only raising the rates for the folks who are raising it in April. May, you are raising May but you are also getting the benefit of April. And then June, you are getting the three-month benefit or two and a half months of the average rate went into effect in the middle of the month. So from that standpoint, a positive end.

Ed Wolfe: I get that. But, Paul, do you have the actual numbers? Do you look at them monthly?

Paul Will: We have got that monthly, but I don't have it right --

Stephen Russell: I think I've got it. Any other questions, Ed, while I am looking for that?

Ed Wolfe: Yes, and while you're looking, this might be another one to look up. Just also monthly if you could do the total miles that were up 18.1 for the quarter, how they look sequentially month over -- year-over-year for each month, April, May, June and July. So I will let you look at those.

And then just a bigger picture question, when do you plan to grow the fleet again? You've talked about wanting to improve utilization and pricing first. Is there some target OR or some target utilization or price that you say once we hit that then we'd start turning on the growth again?

Stephen Russell: Okay, let me answer the first question. Basically it was $1.41 in April, $1.43 in May, and just under $1.45 in June. So it's essentially sequentially going up.

Ed Wolfe: Do you have July or should we assume that has gone the same trend?

Stephen Russell: We can't give you July yet because it takes us a couple of days to get those numbers.

Ed Wolfe: Okay, but directionally, it would be fair to assume if it's going that way around $1.47 or something?

Stephen Russell: Yes, basically there hasn't been a change in that. What was your last question?

Ed Wolfe: I'm sorry, so then after that I had asked the total miles, how they did similarly in April, May, June, that they had been up 18.1% for the full quarter -- how that year-over-year improvement looked April through July?

Stephen Russell: The only impact in July of an adverse nature to April, May, and June was the hurricane. And the hurricane affected Mexico much more than one would have expected because it did destroy -- didn't destroy but it stopped the roads from being used which made it (multiple speakers)

Ed Wolfe: I get that. Do you have actual percentages or numbers by any chance for April through June, Paul?

Paul Will: As for as utilization on the equipment or total?

Ed Wolfe: Just total miles.

Ed Wolfe: I can get back to you on that off-line. The other question, Steve, that I asked while you were looking that up was when do you plan to grow the fleet again? You talked about utilization needing to improve and you are focused on pricing utilization. Is there some number of utilization or revenue per mile or is there some OR target where you say, hey this is where I want to get to and then I grow again?

Stephen Russell: Well, as I mentioned, the impact of getting the rate back to $1.55 from $1.436, which is what it was the June quarter, that impact is $0.20 a share in the quarter, Ed, so we are focused on that. We may add some owner-operators in the interim, but we're not going to add to the Company fleet and we are back at that level because at that level meaningful earnings for the Company.

Ed Wolfe: Okay, so the focus is on getting back to that $1.55. How many owner-operators did you have in the quarter?

Paul Will: About 400 between US and Canada.

Ed Wolfe: Okay and the $0.02 impact in Mexico that you talked about in July, is that mostly lost revenue or is there also some costs? Did you have any insurance or damage claims?

Stephen Russell: No, the only aspect is the lost miles. In other words, we had a lot of trucks sitting on the border one side or the other related to the lack of fluidity of the freight flow. so that's the impact.

Ed Wolfe: And right now is it a normal balance with railroads or is there still some market share to take back from the rails as they adjust to issues that you guys have -- it seems like trucks are now in a better position than railroads in Mexico. Is that continuing?

Stephen Russell: I mean it's continuing because of the nature of truck versus rail to and from Mexico. However, the rails I think opened a week ago or something like that, so they are open also.

Ed Wolfe: Know, [KSU] has certainly opened its border back, but our sense has been it's been kind of trickier for them to get going than maybe the truck guys. But you're not seeing anything major. In other words, you're not expecting to not only gain back what you lost but something extra going forward, are you?

Stephen Russell: We will see how the rails work.

Ed Wolfe: Too early to know.

Stephen Russell: Too early to know.

Ed Wolfe: Last one, I know you have answered this a couple times. I just want to make sure I heard it right. The insurance and claims line going forward somewhere in that $3.5 million to $4 million, is that as good a number as any going forward?

Stephen Russell: Yes.

Ed Wolfe: Thanks a lot for the time. I appreciate it.

Stephen Russell: It was $5.8 million in the June '10 quarter.

Ed Wolfe: Right, but going forward $3.5 million to $4 million is a good number?

Stephen Russell: Yes, if you took the average, it would be something like $3.8 million or something like that if you look at the last eight or nine quarters.

Ed Wolfe: Okay, yes, thank you.

Operator: Jeff Kauffman, Sterne, Agee.

Jeff Kauffman: Thank you very much. Congratulations, guys. Solid quarter. You know, I missed all of Q&A, so I thought I would ask about these insurance claims here. I'm teasing you. I'm sorry. Everyone has been hammering you -- but one part hasn't been asked. I understand going forward $3.5 million to $4 million based on Ed's question is what you are thinking, but how much of what happened this quarter was kind of just an odd in quarter experience versus maybe a truing up of the category for the fiscal year?

Stephen Russell: It was mostly odd because we true up on a regular basis. If you look at the June quarter, the last few years it was never that kind of issue.

Jeff Kauffman: Okay, all right, so just whatever claims came in came in unusually high. Paul, in terms of the tax rate going forward, it's kind of been jumping around all over this fiscal year. How should I be thinking about taxes as we go into fiscal 2011?

Paul Will: If you take a -- where the quarter is today and then you add anything, any earnings above that level, typically our tax rate is around 39% to 40%. So incrementally it should grow at that level.

Jeff Kauffman: All right, all right, incremental. Steve, could you just give us a sense in terms of your discussions on rate with customers, your discussions on capacity with customers as we head into the fall peak shipping season? How have those discussions changed in the last few months?

Stephen Russell: Chris, want to chance it. You've been with tons of customers in the last several quarters.

Chris Hines: You know, a stark change to the prior year, but a lot of inventory seems to be moving earlier this year for the holiday season, if you will, as shippers want to lock in their transportation costs for their ocean rates at the current levels. And with almost no carrying costs from an interest standpoint for inventory that way they can also have a little flexibility because of the lack of capacity coming back off the West Coast. So there is some inventory replenishment.

Along with that, though, it's a little bit of fear that the consumer is still not buying at the level they would like to see.

Jeff Kauffman: And Steve, when you look at your mornings, what -- how does the system look in terms of trucks booked, trucks not booked and how has that changed as we progressed over the last two months, let's say?

Stephen Russell: Well, other than the Mexican border situation, which is now back to normal but it wasn't for the first -- I think July 2 or whenever the hurricane hit. It has been very good. In other words, there is clearly a lack of capacity in this industry. I think there's probably a greater lack of capacity in long haul because the average truck, Jeff, has aged. I've read numbers as much as an average of six years old for the average over the road truck.

I don't know if that's correct or not, but if you're running a five or six-year-old truck, if you see that truck every night, it's fine because you maintenance folks can fix it, or if you run in from Charlotte to Richmond or something like that. But if you are running 800 or 900 or 1000-mile loads -- and our average load is 900 miles -- you can't run a five-year-old truck in that scenario because the driver will end up spending three or four or five days a month sitting at a shop someplace.

So I think that the long-haul capacity is more favorable to the asset-based guys now.

Jeff Kauffman: Okay, one final question. You mentioned you really weren't looking to grow the company trucks much for a while. How easy is it for you to grow owner- operators with the types of drivers you want to see right now?

Stephen Russell: It's not easy, but we are achieving it.

Jeff Kauffman: All right, so no constraints to adding those?

Stephen Russell: Correct.

Jeff Kauffman: Okay, again, congratulations and thank you.

Stephen Russell: Jeff, if you take the guy who's running 2500 miles a week and you take that at a pay rate of $0.35 or $0.37 a mile, and you compare him or her, their earnings with somebody who's running 1500 or 1600 miles a week, it's much more positive for a long-haul driver than a short-haul driver. Thanks, Jeff.

Operator: Jack Waldo. Stephens, Inc.

Brad Delco: This is Brad in for Jack. First question, can you talk a little bit about your operating leases and essentially when those are coming up and what your plans are for those, and maybe what impact that would have on the P&L?

Paul Will: For fiscal year 2011, we have about $22 million of the $175 million in operating leases coming up. Of the $175 million operating leases, about $90 million is for the stream of payments and then the other $85 billion represent the actual residuals, the values at that lease term. But we only have about $22 million coming due over the next 12 months.

Brad Delco: Got you. And have you been accruing anything for the residuals, or do you think used truck values have improved enough to cover those?

Paul Will: I think based on what we've seen over the last 12 months, we take them down to realistic residual because we haven't seen the losses come through that other guys have seen. So we feel pretty confident that that's not going to be an issue.

Brad Delco: Got you. Thanks, Paul. Then, Steve, one question for you. I know we've spoken previously, and I think you said on your last conference call we were expecting rates up -- or we mentioned rates up 3% to 5% in the back half of the year.

Do you still think that's possible or has your kind of opinion changed at all, given what you've seen over the last three months?

Stephen Russell: As I said earlier, I think the opportunity certainly exists to exceed that, but that's not a commitment. But basically, we believe the supply/demand situation of the industry, the opportunity exists.

Brad Delco: Got you, and I guess the other question that was asked maybe earlier but maybe still a little bit more color on, have you seen -- it sounds like you have seen a slowdown at least in terms of the inactive members in your B2B business. Is that correct? Does that kind of continue throughout the quarter and into July?

Stephen Russell: As Jon said, there was a reduction of either -- most of them probably went out of business, but 500 in June of '10 in the quarter. There was 800 that went out of business in June of '09. So what was likely seeing is those guys who have survived are therefore more likely to survive than -- because of so many that went out of business over the years.

Paul Will: We're also not really seeing a large pick up in purchasing, which would be expected when you look at the larger fleets running more miles, so we don't think the impact that the large fleets are seeing is flowing all the way down to the small fleets. So we certainly don't expect that small fleets to drop considerably our inactivations. We fortunately think they will hover at a higher than average rate for a little bit. Otherwise we would see our fuel entire purchasing by those same fleets picking up at a higher rate than we are. They are up compared to last year but not a tremendous amount.

Brad Delco: Great. Thanks. I think all the questions have been answered and again, congratulations on a good quarter.

Operator: Jason Seidl, Dahlman Rose.

Jason Seidl: Steve, can you here me now?

Stephen Russell: Yes.

Jason Seidl: (inaudible) A couple quick questions. You know, when Kansas City Southern had their conference call, they made one interesting remark. They said that they were actually gaining some market share they thought from some of the truckers because the trucking rates in Mexico have been going up so quickly. Can you talk a little bit about your price increases in Mexico and have they been stronger than that in the US?

Stephen Russell: Chris?

Chris Hines: Jason, the pricing increase there we -- there is a Jaguar component and then there is an out of country component as well. But they are really kind of matching what we are seeing domestically as well.

Jason Seidl: Okay, so nothing different then. All right, that's good to hear. Also when you look at your deadhead mile percentages, a little bit higher than I had modeled. Can you talk about what's going on there or was that a mix issue in the quarter?

Stephen Russell; What that is is many shippers are having great difficulty in getting capacity and therefore we will bill them for running deadhead so that even though they are truly deadhead miles, there is some revenue associated with it.

Jason Seidl: Okay, so just so I understand this, Steve, you are booking a higher deadhead percentage, but you are getting paid for some of that deadhead miles.

Stephen Russell: Correct.

Jason Seidl: Okay, perfect. That's all I had, guys. I appreciate the time as always.

Operator: A follow-up from Thom Albrecht, BB&T.

Thom Albrecht: Steve, about the owner-operators, is you -- either what you've already experienced or as you look forward, what percentage of those are basically former Company drivers converting to owner-operators versus owner-operators that you are bringing into the fold that had nothing to do with Celadon previously?

Paul Will: Up to now it's probably been about 50-50. But on a go forward basis it's mostly new people from the outside. And you can find a new person from the outside I guess is a guy that sometimes they will come in and they will say can I lease purchase a truck? So therefore, he will come in, he will be a Company guy for a couple of months, and then lease purchase a truck too. So I'm considering those guys Company guys even though they can be considered external.

Thom Albrecht: Okay, that's helpful. Thank you.

Stephen Russell: Thank you. Keith, any other --?

Operator: There are no other questions, sir.

Stephen Russell: Thank you very much, everybody. I appreciate your time and feel free to call any of us with any questions. Thank you, Keith, very much.

Operator: Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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